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                                   EXHIBIT 11

                        Golden West Financial Corporation
                  Statement of Computation of Basic and Diluted
                               Earnings Per Share
                 (Dollars in thousands except per share figures)


                                                                 Three Months Ended                   Nine Months Ended
                                                                    September 30                         September 30
                                                        ---------------------------------    ----------------------------------
                                                              2001              2000               2001              2000
                                                        ---------------   ---------------    ----------------  ----------------
Income before Cumulative Effect of
    Accounting Change                                    $    205,840      $    137,403       $     590,848     $     396,599
Cumulative effect of accounting change,
    net of tax                                                    -0-               -0-              (6,018)              -0-
                                                        ---------------   ---------------    ----------------  ----------------
Net Earnings                                             $    205,840      $    137,403       $     584,830     $     396,599
                                                        ===============   ===============    ================  ================

Weighted Average Shares                                   158,868,462       158,032,942         158,691,819       158,661,510
    Add:  Options outstanding at period end                 5,604,525         6,545,529           5,603,525         6,545,529
    Less:  Shares assumed purchased back with
              proceeds of options exercised                 3,472,792         4,483,405           3,511,253         4,992,171
                                                        ---------------   ---------------    ----------------  ----------------
Diluted Average Shares Outstanding                        161,000,195       160,095,066         160,784,091       160,214,868
                                                        ===============   ===============    ================  ================

Basic Earnings Per Share before
    Cumulative Effect of Accounting Change               $       1.30      $        .87       $        3.73     $       2.50
Cumulative effect of accounting change,
    net of tax                                                    .00               .00                (.04)             .00
                                                        ---------------   ---------------    ----------------  ----------------
Basic Earnings Per Share                                 $       1.30      $        .87       $        3.69     $       2.50
                                                        ===============   ===============    ================  ================

Diluted Earnings Per Share before
    Cumulative Effect of Accounting Change               $       1.28      $        .86       $        3.68     $       2.48
Cumulative effect of accounting change,
    net of tax                                                    .00               .00                (.04)             .00
                                                        ---------------   ---------------    ----------------  ----------------
Diluted Earnings Per Share                               $       1.28      $        .86       $        3.64     $       2.48
                                                        ===============   ===============    ================  ================
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